NEWS RELEASE	CONTACT:	Warren W. Heidbreder
FOR IMMEDIATE RELEASE	PHONE:	563-262-1260
DATE: October 19, 2005	URL:	www.bandag.com

BANDAG, INCORPORATED REPORTS 3rd QUARTER EPS OF $0.95
Bandag, Inc. (NYSE: BDG and BDGA)

Flash Results

(Numbers in Millions, Except Per Share Data)
	Q3 2005	Q3 2004	9 Mos. 2005	9 Mos. 2004
Net sales	$245.3	$239.3	$662.4	$629.2
Net earnings	$18.7	$20.1	$37.4	$36.0
Diluted earnings per share	$0.95	$1.02	$1.90	$1.83

MUSCATINE, IOWA, October 19, 2005 – Bandag, Incorporated (NYSE:BDG and BDGA) today reported consolidated net earnings of $18.7 million, or $0.95 per diluted share, for third quarter 2005, compared to third quarter 2004 consolidated net earnings of $20.1 million, or $1.02 per diluted share. Consolidated net sales for third quarter 2005 were $245.3 million, an increase of 2.5 percent, compared to consolidated net sales of $239.3 million in third quarter 2004. Net sales in 2005 were positively impacted by approximately $5.1 million due to the effect of translating foreign currency denominated net sales into U.S. dollars.

For the first nine months of 2005, Bandag reported consolidated net earnings of $37.4 million, or $1.90 per diluted share. This compares to consolidated net earnings of $36.0 million, or $1.83 per diluted share, in the same period of 2004. Consolidated net sales for the first nine months of 2005 were $662.4 million, an increase of five percent from consolidated net sales of $629.2 million in the first nine months of 2004.

In announcing third quarter results, Martin G. Carver, Bandag’s Chairman and Chief Executive Officer, said, “While we experienced growth in North American tread volume during the quarter, results from Bandag’s European and International businesses declined, primarily due to competitive pressures in individual markets.”

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BANDAG, Incorporated
2905 N. Hwy. 61, Muscatine, IA 52761-5886
Tel 563.262.1400 – Url www.bandag.com

Financial Highlights

•	Factors that affected consolidated net sales for third quarter 2005 were:
o	North America business unit volume increased two percent and net sales increased eleven percent as compared to third quarter 2004. Net sales were positively impacted by price increases in December 2004 and May 2005.
o	European business unit volume decreased seven percent and net sales decreased two percent. Net sales were positively impacted by a September 2004 price increase.
o	International business unit volume decreased seventeen percent while net sales increased seven percent. All international operations experienced a decrease in volume except for South Africa and Asia, with Brazil experiencing the largest decrease of approximately thirty percent. Net sales were positively impacted by price increases and by approximately $3.9 million due to the effect of translating foreign currency denominated net sales into U.S. dollars.
o	Tire Distribution Systems, Inc. (TDS) sales declined $13.4 million from the prior year period, reflecting the divestitures during 2004. The divested locations had net sales of approximately $19.2 million in the third quarter of 2004.
o	Speedco sales increased $5.0 million compared to the prior year period. Net sales were positively impacted by an increase in volume at existing locations, the addition of three facilities and the addition of twenty-seven tire lanes.

•	Third quarter 2005 consolidated gross margin declined by 2.1 percentage points. Speedco’s gross margin declined 7.2 percentage points, primarily due to expenses associated with the start-up of new stores and the addition of tire lanes to existing stores. TDS’ gross margin increased 3.3 percentage points. Traditional business gross margin declined 4.3 percentage points, primarily due to higher raw material costs and a decline in the profitability of fleet contract business.

•	Consolidated operating and other expenses for third quarter 2005 were $0.5 million lower than the prior year period. North American business unit operating and other expenses were negatively impacted by a $1.6 million impairment charge on fixed assets.

•	Interest income increased $0.8 million, primarily due to an increase in interest rates.

•	Capital expenditures were $39.9 million through September 30, 2005, compared to $25.4 million for the same period last year. The increase in capital expenditures is primarily due to expenditures made by Speedco for new facilities and expansions of tire lanes at existing facilities.

•	Subsequent to the end of the third quarter, the European business unit announced a reduction in workforce and expects to record related charges of approximately $5.0 million in the fourth quarter of 2005.

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Outlook

Commenting on the outlook for the remainder of the year, Mr. Carver said, “It was an eventful quarter, particularly in North America where two hurricanes raised havoc with critical oil well and oil refining operations that supply materials for production of our tread products. I am quite proud of the Bandag team that quickly took precautions against the potential impact of these storms to assure our tread manufacturing operations an uninterrupted flow of raw materials in the fourth quarter. Nevertheless, the impact of the hurricanes reduces the likelihood that the raw material and energy price volatility will subside anytime soon. While we are cautious about the continuing strength of the global economy, we carefully monitor energy and raw material prices and manage our business to minimize their impact on Bandag’s operations around the world.”

Bandag, Incorporated manufactures retreading materials and equipment for its worldwide network of approximately 1,000 franchised dealers that produce and market retread tires and provide tire management services. Bandag’s traditional business serves end-users through a wide variety of products offered by dealers, ranging from tire retreading and repairing to tire management systems outsourcing for commercial truck fleets. TDS sells and services new and retread tires. In addition, Bandag has an 87.5% interest in Speedco, Inc., a provider of on-highway truck lubrication and routine tire services to commercial truck owner-operators and fleets.

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Bandag, Incorporated
Unaudited Financial Highlights
(In thousands, except per share data)

	Third Quarter Ended September 30,		Nine Months Ended September 30,
Consolidated Statements of Earnings	2005	2004	2005	2004
Income
Net sales	$245,345	$239,311	$662,362	$629,172
Other	1,512	2,076	4,660	4,722

	246,857	241,387	667,022	633,894
Costs and expenses
Cost of products sold	155,742	146,803	429,046	398,087
Operating & other expenses	64,128	64,676	183,808	183,030

	219,870	211,479	612,854	581,117
Income from operations	26,987	29,908	54,168	52,777
Interest income	2,155	1,339	6,127	3,381
Interest expense	(431)	(275)	(1,516)	(1,394)

Earnings before income taxes and minority interest	28,711	30,972	58,779	54,764
Income taxes	9,738	10,757	20,960	18,441
Minority interest	249	91	394	286

Net earnings	$18,724	$20,124	$37,425	$36,037

Earnings per share
Basic	$0.96	$1.04	$1.93	$1.87
Diluted	$0.95	$1.02	$1.90	$1.83
Weighted average shares outstanding
Basic	19,404	19,285	19,408	19,278
Diluted	19,673	19,690	19,697	19,677

	Third Quarter Ended September 30,		Nine Months Ended September 30,
Segment Information	2005	2004	2005	2004
Net Sales
Traditional Business
North America	$123,534	$110,835	$325,236	$298,838
Europe	21,409	21,751	62,177	62,521
International	31,091	29,061	91,912	77,152
TDS	47,265	60,651	122,863	152,527
Speedco	22,046	17,013	60,174	38,134

Total net sales	$245,345	$239,311	$662,362	$629,172

Segment Operating Profit (Loss)
Traditional Business
North America	$24,310	$24,797	$47,889	46,427
Europe	(418)	307	776	333
International	4,103	4,796	10,987	10,709
TDS	3,341	3,563	4,914	688
Speedco	96	1,979	1,733	4,636
Corporate expenses & other	(4,445)	(5,534)	(12,131)	(10,016)
Net interest income	1,724	1,064	4,611	1,987

Earnings before income taxes and minority interest	$28,711	$30,972	$58,779	$54,764

Note: Certain prior year amounts have been reclassified to conform with the current year presentation.

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Bandag, Incorporated
Unaudited Financial Highlights
(In thousands)

Condensed Consolidated Balance Sheets	Sept. 30, 2005	Dec. 31, 2004
Assets:
Cash and cash equivalents	$78,660	$66,646
Investments	106,100	136,115
Accounts receivable - net	176,937	157,809
Inventories	83,951	69,892
Other current assets	53,696	55,793

Total current assets	499,344	486,255
Property, plant, and equipment - net	191,982	170,018
Other assets	73,866	74,454

Total assets	$765,192	$730,727

Liabilities & shareholders' equity:
Accounts payable	$40,106	$33,138
Income taxes payable	12,774	2,995
Accrued liabilities	97,934	104,580
Short-term notes payable and current portion of other obligations	17,860	17,845

Total current liabilities	168,674	158,558
Long-term debt and other obligations	32,296	29,963
Deferred income tax liabilities	4,714	7,502
Minority interest	2,597	2,417
Shareholders' equity
Common stock	19,517	19,452
Additional paid-in capital	36,164	28,839
Retained earnings	526,271	513,152
Accumulated other comprehensive loss	(25,041)	(29,156)

Total shareholders' equity	556,911	532,287

Total liabilities & shareholders' equity	$765,192	$730,727

	Nine Months Ended September 30,
Condensed Consolidated Statements of Cash Flows	2005	2004
Operating Activities
Net earnings	$37,425	$36,037
Provision for depreciation	19,160	18,198
(Increase) decrease in operating assets and liabilities - net	(15,731)	14,367

Net cash provided by operating activities	40,854	68,602
Investing Activities
Additions to property, plant and equipment	(39,909)	(25,393)
Sales (purchases) of investments - net	30,015	(28,557)
Payments for acquisitions of businesses	--	(72,682)
Proceeds from divestiture of businesses	2,251	1,946
Proceeds from sale of tire and wheel assets	--	34,023

Net cash used in investing activities	(7,643)	(90,663)
Financing Activities
Principal payments on short-term notes payable and other
long-term liabilities	(2,378)	(763)
Cash dividends	(19,329)	(18,862)
Purchases of common stock	(4,852)	(2,477)
Stock options exercised	2,057	2,500

Net cash used in financing activities	(24,502)	(19,602)
Effect of exchange rate changes on cash and cash equivalents	3,305	46

Increase (decrease) in cash and cash equivalents	12,014	(41,617)
Cash and cash equivalents at beginning of year	66,646	100,326

Cash and cash equivalents at end of period	$78,660	$58,709

Note: Certain prior year amounts have been reclassified to conform with the current year presentation.

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